UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

October 18, 2004

Maxtor Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-16447	77-0123732

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

500 McCarthy Blvd., Milpitas, California 95035
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 894-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On October 13, 2004, Michael A. Bless resigned as Executive Vice President, Finance and Chief Financial Officer of Maxtor Corporation (the “Company”) effective October 14, 2004, as announced in the Company’s press release attached as Exhibit 99.1 to this Current Report. Mr. Bless served as the Company’s principal financial officer and principal accounting officer.

(c) On October 14, 2004, Company’s Board of Directors appointed Paul J. Tufano, the Company’s President and Chief Executive Officer, to serve as the Company’s Acting Chief Financial Officer and acting principal financial officer, effective October 14, 2004.

     Mr. Tufano has served as the Company’s President and Chief Executive Officer and a member of the Company’s Board of Directors since February 2003. Mr. Tufano had been appointed Acting President and Chief Executive Officer in January 2003. Prior to that time, he served as the Company’s Executive Vice President and Chief Operating Officer from April 2001 and as Chief Financial Officer from July 1996. From November 1998 until his appointment as Chief Operating Officer, Mr. Tufano served as the Company’s Senior Vice President, Finance. From July 1996 until his appointment as Senior Vice President, Finance, Mr. Tufano served as the Company’s Vice President, Finance. From 1979 to 1996, Mr. Tufano held a variety of management positions at IBM, including Manager of Worldwide Logistics for IBM’s storage systems division, Manager of Plans and Controls for IBM’s Desktop and Mobile Storage products business unit, and Controller for IBM’s San Jose, California facility. Mr. Tufano is 51 years old.

     In July 1996, the Company entered into a letter agreement with Mr. Tufano that provided for (i) base compensation of $230,000 per year; (ii) payment of a sign-on bonus of $100,000, payable in two equal installments in July 1996 and January 1997; (iii) an annual bonus opportunity of approximately $115,000; (iv) an option to purchase 50,000 shares of the Company’s common stock, which vests over four years; and (v) payment to Mr. Tufano of nine months’ base salary plus any portion of the sign-on bonus remaining unpaid if his employment is terminated without cause. This agreement was superseded in part by the February 2003 letter agreement described below.

     In February 2003, the Company entered into a letter agreement with Mr. Tufano that provided for (i) base compensation of $700,000 per year; (ii) a management incentive bonus opportunity of 100% of base salary; (iii) an option to purchase 750,000 shares of the Company’s common stock, which vests over four years; (iv) 100,000 restricted stock units, which vest over three years; (v) subject to execution of a mutually acceptable release, severance payment of two years’ base salary, health benefits and additional amounts based on earned management incentive bonus amounts upon involuntary termination (other than for cause, permanent disability, death or termination upon change of control); (vi) Mr. Tufano’s agreement not to accept employment as President, CEO, CFO, COO or in an equivalent operating role with a direct competitor of the Company within two years of an involuntary termination from the Company (other than for cause, permanent disability, or termination upon a change of control). In the event he accepts such employment, the Company, at its option, can cease to make any further severance payments; and (vii) if Mr. Tufano voluntarily resigns from his employment at the Company, he shall forfeit any unpaid bonus unless otherwise agreed in writing by the Company’s Board of Directors.

     On October 14, 2004, the Company appointed C.J. (“Nina”) Haralambidis as principal accounting officer, effective October 14, 2004.

     Ms. Haralambidis has worked for Maxtor since September 1997, holding the positions of Director of Finance and Accounting Operations and the current position of Corporate Controller. She is 41.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit
No.	Description
99.1	Press Release dated October 14, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2004

MAXTOR CORPORATION
By:	/s/ Paul J. Tufano
	Name:	Paul J. Tufano
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press Release dated October 14, 2004.